UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 7

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

CHINA ORGANIC AGRICULTURE, INC.
(Exact Name of Registrant as Specified in its charter)

Florida	20-3505071
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

Dalian City, Zhongshan District, Youhao Road
Manhattan Building #1, Suite 1511,
Dalian City, Liaoning Province, P.R. China
 (Address of principal executive offices)

Issuer's telephone number: 707-709-2321

Securities to be registered under Section 12(b) of the Act:

(Title of each class	(Name of each exchange on which
to be so registered)	each class is to be registered)

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, no par value

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |_|	Smaller reporting company |X|

1

EXPLANATORY NOTE

The Company filed its Form 10 with the Securities and Exchange Commission (“SEC”) on February 13, 2008.  In accordance with the regulations of the SEC, the Company’s Form 10 became effective March 30, 2008. The Company is filing this Amendment to amend Part F/S, Item 13 ( “Financial statements; Supplementary Data” ) to include the financial statements of Dalian Huiming Industry Ltd. for the nine months ended September 30, 2007, which were inadvertently omitted from Amendment No. 6 to the Form 10 filed on December 10, 2009.

2

PART F/S

Item 13.  Financial Statements; Supplementary Data

CHINA ORGANIC AGRICULTURE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

3

TABLE OF CONTENTS

Item 1. Report of Independent Registered Public Accounting Firm	F-1

Item 2. Consolidated Balance Sheets	F-2

Item 3. Consolidated Statements of Operations	F-3

Item 4. Consolidated Statements of Cash Flows	F-4 - F-5

Item 5. Consolidated Statements of Stockholders’ Equity	F-6

Item 6. Notes to Consolidated Financial Statements	F-7 - F-25

4

Board of Directors and Stockholders of

China Organic Agriculture. Inc.

We have audited the accompanying consolidated balance sheets of China Organic Agriculture, Inc. (“Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. China Organic Agriculture, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but no for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Organic Agriculture, Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Morgenstern, Svoboda & Baer, CPA’s PC

Certified Public Accountants

April 6, 2009

Except for Note 2, as to which the date is December 2, 2009 and Notes 18 and 19, as to which the date is December 22, 2009.

CHINA ORGANIC AGRICULTURE, INC.
CONSOLIDATED BALANCE SHEETS

	12/31/2008	12/31/2007
	(Restated)
Assets
Current Assets
Cash and cash equivalents	$7,338,817	$9,697,793
Accounts receivable, net	26,448,294	1,924,080
Inventory	4,492,892	3,176,034
Acquisition deposit	2,617,952	-
Consideration receivable	8,700,000	-
Trade deposit	2,832,507	42,420
Advances	1,846,041	-
Other receivables and prepayments	126,296	312,590
Total Current Assets	54,402,799	15,152,917
Goodwill	1,602,134	-
Property, plant & equipment, net	14,521,452	1,505,783
Mortgage costs – net	143,788	-
Intangible asset, net	1,056,000	3,304,776
Total Assets	$71,726,173	$19,963,476

Liabilities and Stockholders’ Equity
Current Liabilities
Mortgage payable – current	$198,854	$-
Short term loan	1,170,515	-
Accounts payable and accrued expenses	5,048,054	170,528
Due to related party	3,630,842	364,865
Taxes payable	3,335,751	375,667
Total Current Liabilities	13,384,016	911,060

Mortgage payable-Long term	8,161,705	-

Total Liabilities	21,545,721	911,060
Minority interest	4,684,435	-
Stockholders' Equity
Preferred stock, par value, $0.001 per share
20,000,000 shares authorized, none outstanding	-	-
Common stock, no par value, 1,000,000,000
shares authorized, 73,157,232 and 51,548,776
issued and outstanding for the period as at
December 31, 2008 and December 31, 2007,
respectively	7,648,410	733,704
Additional paid in capital	597,209	420,525
Statutory reserves	1,423,933	824,168
Other comprehensive income	2,814,743	602,498
Retained earnings	33,011,722	16,471,521
Total Stockholders' Equity	45,496,017	19,052,416
Total Liabilities and Stockholders' Equity	$71,726,173	$19,963,476

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ORGANIC AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2008	2007
	(Restated)
Sales	$112,695,908	$-
Cost of sales	(87,329,141)	-
Gross profit	25,366,767	-

Selling, general and administrative expenses	(1,755,344)	-
Income from operations	23,611,423	-

Gain on debt conversion	432,169	-
Net other income	395,408	-
Interest expense	(541,959)	-
		-
Income from Continuing operations before income taxes	23,897,041	-

Provision for income taxes	(6,975,212)	-
Minority interest	(1,328,623)	-
Net income from Continuing operations	15,593,206	-
Discontinued operations, net of tax
Income from ErMaPao, net of tax	934,037	13,492,590
Income due to disposal of ErMaPao, net of tax	934,194	-
Net income from Discontinued operations	1,868,231	13,492,590

Net Income	$17,461,437	$13,492,590
Basic weighted average shares	58,515,437	46,662,749
Diluted weighted average shares	58,515,437	46,730,345
Earnings per share of common stock:
Basic earnings per share
Income from Continuing operations	$0.27	$-
Income from Discontinued operations	0.03	0.29
Total basic earnings per share	$0.30	$0.29
Diluted earnings per share
Income from Continuing operations	$0.27	$-
Income from Discontinued operations	0.03	0.29
Total diluted earnings per share	$0.30	$0.29
Other comprehensive income:
Net income	$17,461,437	$13,492,590
Foreign currency
Translation adjustment	2,212,245	537,361
Net comprehensive income	$19,673,682	$14,029,951

The accompanying notes are an integral part of these financial statements.

CHINA ORGANIC AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2008	2007
	(Restated)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income from continued operations	$15,593,206	$13,492,590
Adjustments to reconcile net income to net cash
provided by operating activities:
Net income from Discontinued operations	1,868,231	-
Minority interest	1,328,623	-
Gain on sale of subsidiary	(934,194)	-
Gain of debt conversion	(432,169)	-
Stock based compensation	280,100	420,525
Depreciation and amortization	323,529	207,430
Effect of changes in assets and liabilities:
Accounts receivables	(14,868,192)	(1,029,630)
Inventory	3,015,085	(2,616,994)
Trade deposit	(2,641,527)	(40,982)
Other receivables and prepayments	(1,817,931)	(302,854)
Accounts payable and accrued expenses	(24,828)	(880,005)
Taxes payable	3,137,334	309,510
Net cash provided by operating activities	4,827,267	9,559,590
CASH FLOWS USED BY INVESTING ACTIVITIES
Acquisition deposits	(10,111,621)	-
Impact of sale of ErMaPao on cash	(1,057,877)	-
Purchase of property & equipment	(15,222,735)	(852,041)
Net cash used by investing activities	(26,392,233)	(852,041)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Mortgage payable	8,515,000	-
Repayment of Mortgage payable	(300,104)	-
Due to related parties	9,283,597	364,865
Due from related parties	438,884	-
Net cash provided by Financing Activities	17,937,377	364,865
Effect of exchange rate changes on cash and cash equivalents	1,268,613	309,318
Net change in cash and cash equivalents	(2,358,976)	9,381,732
Cash and cash equivalents, beginning balance	9,697,793	316,061

Cash and cash equivalents, ending balance	$7,338,817	$9,697,793

The accompanying notes are an integral part of these financial statements.

CHINA ORGANIC AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2008	2007
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Income tax payments	$3,977,228	-
Interest payments	$551,377	-

Non Cash Transactions:
Debt converted to equity	$6,216,000	-

Sale of ErMaPao:
Selling price	$8,700,000	-
Book Value of ErMaPao’s Assets:
Cash	1,057,877	-
Other Assets	6,707,929	-
Total	$7,765,806	-

Purchase of Dalian Huiming:
Fair value of net tangible assets acquired	$7,940,475	-
Fair value of intangible assets	1,100,000	-
Fair value of Goodwill	1,602,134	-
Cash paid for acquisition	$10,642,609	-

The accompanying notes are an integral part of these consolidated financial statements

CHINA ORGANIC AGRICULTURE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008

	Common Stock		Additional Paid
	Number of Shares	Amount	In Capital contribution	Statutory Reserves	Other Comprehensive Income	Retained Earnings	Total Equity
Balance December 31, 2006	27,448,776	$733,304	$	$824,168	$65,137	$2,978,931	$4,601,540
Issuance of Shares at Merger	24,100,000	400					400
Foreign currency translation adjustments					537,361		537,361
Net Income for the year ended 12/31/07						13,492,590	13,492,590
Stock based compensation			420,525				420,525
Balance December 31, 2007	51,548,776	733,704	420,525	824,168	602,498	16,471,521	19,052,416
Foreign currency translation adjustments					2,212,245		2,212,245
Debt conversion	21,608,456	6,914,706					6,914,706
Acquisition of Huiming			1,304	502,697			504,001
Reserves accrued in Huiming				921,236		(921,236)	-
Additional PIC from Xinbin			20,861				20,861
Net income for the year ended 12/31/2008						17,461,437	17,461,437
Disposition of ErMaPao				(824,168)			(824,168)
Stock based compensation			154,519				154,519
Balance December 31, 2008	73,157,232	$7,648,410	$597,209	$1,423,933	$2,814,743	$33,011,722	$45,496,017

The accompanying notes are an integral part of these consolidated financial statements

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1 - ORGANIZATION

China Organic Agriculture, Inc. (“CNOA” or “Company”) (formerly Industrial Electric Services, Inc. or “IESI”) was incorporated on August 5, 2005, in the state of Florida. The Company has seven subsidiaries as at December 31, 2008. China Organic Agriculture, Ltd. (“COA”) was incorporated on August 10, 2006 under the laws of the British Virgin Islands.  Far East Wine Holding Group Ltd. (“FEW”) was incorporated on June 10, 2008 under the laws of the British Virgin Islands. CNOA owns 100% of COA and FEW. Ankang Agriculture (Dalian) Co., Ltd. (“Ankang Dalian”) was founded in January 2008 under the laws of the People’s Republic of China.  It is owned 100% by Hong Kong On Glory Investments Co., Ltd. (“HK Ankang”), which is 100% owned by COA.

On November 28, 2008, Xinbin Manchu Autonomous County Bellisimo Ice Wine Co., Ltd. (“Ice Wine”) was incorporated under the laws of the People’s Republic of China. Ankang Dalian holds 60% shareholding of Ice Wine.

On October 31, 2008, the Company completed the acquisition 100% shareholding of Princeton International Investment Ltd. (“Princeton”), which owned 60% of the outstanding shares of Dalian Huiming Industry Ltd. (“Dalian Huiming”). Huiming was incorporated on July 31, 2001 under the laws of the People’s Republic of China, and Princeton was incorporated on April 14, 2008 under the laws of Hong Kong.

On September 25, 2008, the Company entered into a Share Purchase Agreement with Bothven Investments Ltd. related to the sale of its subsidiary, Jilin Songyuan City ErMaPao Green Rice Ltd. (“ErMaPao”) for US$8.7 million. The sale was completed on October 7, 2008 with effective date of September 30, 2008.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CNOA and its wholly-owned subsidiaries. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and all material intercompany transactions have been eliminated in consolidation. In the opinion of management, the accompanying consolidated financial statements reflect the adjustments considered necessary for a fair presentation of the Company’s financial position as of December 31, 2008 and 2007, and its financial results for the periods then ended.

On March 15, 2007, CNOA, through a reverse merger, issued 27,448,776 shares of stock in exchange for all the outstanding shares of COA. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  Thus the share exchange is equivalent to the issuance of stock by COA for the net monetary assets of CNOA, accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange was identical to that resulting from a reverse acquisition, except no goodwill was recorded.  Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, CNOA, are those of the legal acquiree, COA, which is considered to be the accounting acquirer, and thus represent a continuation of the financial statements of COA.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation Adjustment

As of December 31, 2008 and December 31, 2007, the accounts of China Organic Agriculture, Inc. were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (“RMB”). Such financial statements were translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation” (“SFAS 52”), with the RMB as the functional currency.  According to SFAS 52, all assets and liabilities were translated at the current exchange rate, stockholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income,” as a component of stockholders’ equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, disease and other natural events that could impact rice cultivation, limited operating history, foreign currency exchange rates and the volatility of public markets.

Restatement and Reclassification

The Company has restated its consolidated financial statements of the period ended December 31, 2008 to correct the following errors in the consolidated financial statements previously filed:

The Company incorrectly recorded a pre-tax and after-tax gain on debt conversion of $3,015,387 in its audited consolidated statement of income for the year ended December 31, 2008, initially included in its Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”).  The debt was incurred by Dalian Huiming Industry Ltd. prior to the Company’s acquisition of 60% of the outstanding shares of Dalian Huiming and forgiven in December 2008.  Based upon a review of its records and the literature applicable to the transactions, the Company determined that the debt forgiveness should have been considered as a reduction of the liabilities acquired at the date of the acquisition. As a result, Income Before Income Taxes From Continuing Operations and Net Income for the year ended December 31, 2008 should have been reported as $3,015,387 less than originally reported.  As a result of this error, the Company’s Retained earnings and Stockholders’ equity balances as of December 31, 2008 were overstated by $3,015,387.  Correspondingly the Goodwill originally recorded at the date of acquisition of the shares in Dalian Huiming was overstated by $3,015,387.  In addition, the Company has determined that certain amounts in the consolidated Cash Flow statements included in the 2008 Form 10-K related to the foregoing adjustment were misstated.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition to the foregoing, the Company has determined that in computing its earnings per share for the year ended December 31, 2008, it incorrectly concluded that certain outstanding warrants were dilutive when in fact they were not.  As a consequence, the Company stated its diluted weighted average share count as being 59,764,345 when it should have been 58,515,437, and thus understated its total diluted earnings per share from continuing operations and discontinued operations by one cent for the year ended December 31, 2008.

Certain amounts in the 2007 financial statements were reclassified to conform to the 2008 presentation.

Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves it judges are required for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis.  There were reserves for doubtful accounts in the amounts of $12,143 and $0 as of December 31, 2008 and December 31, 2007, respectively.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowances are made for writing down their inventories to market value, if lower. As of December 31, 2008 and December 31, 2007 inventory consisted of finished goods valued at $4,492,892 and $1,212,104 respectively. Raw material inventories as of December 31, 2008 and December 31, 2007 are valued at $0 and $1,963,930, respectively. Expenses that are included in inventory and in cost of sales include the cost of purchased product, fees paid to the contractors, and any processing fees and packaging costs that may have been incurred in the preparation of the raw rice into the finished product.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment

Property, plant and equipment is stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of Property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Real property	20-40 years
Machinery & equipment	5-10 years
Transportation equipment	5 years

 Goodwill

Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets (“SFAS 142”), indefinite-life identifiable intangible assets and goodwill are not amortized.  Under the provisions of SFAS 142, the Company is required to perform an annual impairment test of our goodwill.  Goodwill impairment is determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit, which we define as our business segments, with its net book value or carrying amount including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  The fair value of the reporting unit is allocated to all of the assets and liabilities of that unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.  See Note 12, Acquisition, for additional information regarding goodwill.

Intangible Assets

In October 2005, the Company purchased land rights which expire in 2032.  These intangible assets pertained to ErMaPao and were amortized using the straight-line method over the term of the land rights. These rights were transferred to new ownership with the sale of ErMaPao.

As the result of the acquisition of Dalian Huiming as discussed in Note 12, an intangible asset pertaining to Dalian Huiming’s existing customer relationships was recognized and valued at $1,100,000.  We evaluate the recoverability of intangible assets periodically, taking into account events or circumstances that could warrant revised estimates of useful lives or that indicate that impairment exists. All of these intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2008 and 2007, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities that qualify as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Company’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts. Revenue from the sale of goods is recognized upon the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title has passed. The Company has no post-shipment obligations, price protection, or “bill and hold” arrangements. The Company’s products are not returnable. As of December 31, 2008 and December 31, 2007, there was no unearned revenue recorded

Other Income

Other income for the year ended December 31, 2008 includes $500,000 based on an agreement between the Company and Red Wine Saga Company, Ltd. (“Red Wine”) effective October 1, 2008.  In this agreement, the Company gave Red Wine the authority to sell the Bellisimo brand red wine in Asia under the Bellisimo brand name.  The agreement extends from October 1, 2008 through September 30, 2011 with.  As discussed in Note 19, on June 3, 2009 the agreement was amended to eliminate the quarterly installments until such time as the Company begins to delivered wine for sale under the Bellisimo brand.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2008 and December 2007, there were no differences between the tax bases of the Company’s assets and liabilities and their financial reported amounts.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2006, the FASB released FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109,” (“FIN 48”).  FIN 48 clarifies the accounting and reporting for uncertainties in income tax law.  This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.  This statement is effective for fiscal years beginning after December 15, 2006.  As a result of implementing FIN 48, there have been no adjustments to the Company’s financial statements.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with the SFAS No. 128, “Earnings per Share” (“SFAS 128”). The basic earnings per share are based upon the weighted average number of common shares outstanding. Dilutive earnings per share are based on the weighted average shares of the common stock outstanding adjusted for the impact of potentially dilutive securities outstanding.  The dilutive impact of warrants outstanding is calculated using the treasury stock method, which treats the warrants as if they were exercised at the date of grant, adjusted for common stock assumed to be repurchased with the proceeds realized upon the exercise of the warrants. The warrants outstanding for the year ended December 31, 2008 were anti-dilutive and thus were not included in the computation of earnings per share for that period.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are based upon the local currency. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts. As a consequence, the Company believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” requires use of the management approach model for segment reporting. The management approach model is based on how a company's management organizes segments within the Company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Based on this model, the Company has two segments.  Agriculture products comprise the agriculture products trading segment and wine production is the segment that produces grapes to be converted into wine.  The ErMaPao rice growing and sales segment is now classified as Discontinued Operation and as such is not reflected in the 2008 table, and since that was the Company’s sole operating unit in 2007, no 2007 segment report is presented.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Year ended December 31, 2008
	Agricultural products	Wine production	Others (1)	Total
Sales, net	$112,695,908	-	-	112,695,908
Cost of sales	87,329,141	-	-	87,329,141
Gross Profit	25,366,767	-	-	25,366,767
Other operation income	-	585,666	-	585,666
Segment profit (loss)	24,900,541	(954,232)	(49,268)	23,897,041
Depreciation and amortization	47,163	167,710	-	214,873
Total assets	56,385,100	15,341,073	-	71,726,173
Expenditures for long term assets	11,718,460	14,673,773	-	26,392,233
Goodwill	$1,602,134	-	-	1,602,134

(1)	Others include corporate expenses such as the amortization of warrant expense;

As ErMaPao was the Company’s only operating segment in 2007, and it is now classified as Discontinued Operation, no segment table for 2007 is presented

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.”  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The pronouncement has no effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, "Minority Interests in Consolidated Financial Statements" ("SFAS 160"). This Statement amends ARB 51 to establish accounting and reporting standards for the minority interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a minority interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for the Company's fiscal year beginning January 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which is effective January 1, 2009. SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, SFAS 161 requires disclosures of the fair values of derivative instruments and associated gains and losses in a tabular formant. SFAS 161 is not currently applicable to the Company since the Company does not have derivative instruments or hedging activity.

On May 8, 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”), which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS 162 on its financial position and results of operations.

In June 2008, the FASB ratified the consensus reached on Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF No. 07-05”). EITF No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Based on the Company’s evaluation of this issue, the adoption of this accounting requirement has no effect on the Company’s financial statements.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 3 – ACQUISITION DEPOSITS

The Company has deposited approximately $2,617,952 with the Huanyatong Investment Co., Ltd, (“Huanyatong”) in anticipation of further investment and acquisition activity.

Note 4 – CONSIDERATION RECEIVABLE

Effective September 30, 2008, the Company sold all of its shares of its subsidiary, Jilin Songyuan City ErMaPao Green Rice Limited to Bothven Investments Limited ("Bothven"), for a non-interest bearing note receivable of $8,700,000. See Note 19 for discussion regarding the subsequent amendment and payments regarding this note receivable.

NOTE 5 -- TRADE DEPOSIT AND ADVANCES

Trade deposits represents amounts held by suppliers as deposits. As of December 31, 2008 and 2007 the Company had $2,832,507 and $42,420 respectively, recorded as trade deposits.

The Company has entered into a co-operation agreement with two unrelated companies to assist those companies in their business development by consulting as to their business operations and providing working capital funding. As of December 31, 2008 and 2007, the Company has advanced these companies $1,846,041 and $0, respectively.

Note 6– PROPERTY, PLANT & EQUIPMENT

As of December 31, 2008 and December 31, 2007, Property, plant & equipment consisted of the following:

	12/31/2008	12/31/2007

Construction in progress	$-	$793,557
Land	7,040,992	-
Real property	7,489,233	579,989
Machinery & equipment	155,850	285,959
Transportation equipment	-	61,302

Total	14,686,075	1,720,807
Accumulated depreciation	(164,623)	(215,024)
Net book value	$14,521,452	$1,505,783

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 6– PROPERTY, PLANT & EQUIPMENT (CONTINUED)

During the years ending December 31, 2008 and December 31, 2007, depreciation expense was $164,623 and $68,986, respectively. These 2008 and 2007 expenses included $55,864 and $68,986, respectively, of costs which pertain to Discontinued Operations.

On February 29, 2008, the Company purchased the assets of the Bellisimo Vineyard, a 153-acre operating vineyard located in Sonoma County, California, for $14,750,000. This purchase price was allocated to the following asset categories:

Real property	$7,489,233
Land	7,040,992
Machinery, equipment & others	32,595
Sub-total	$14,562,820
Agency expenses	187,180
Total	$14,750,000

Pursuant to the criteria as set forth in EITF 98-3, Paragraph 6 and Article 11-01 of Regulation S-X, Paragraph (d) (1) & (d) (2), the Company has determined to treat this purchase as an acquisition of real estate.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 7 – INTANGIBLE ASSETS

a)	Land use rights

As of December 31, 2008 and December 31, 2007, land use rights consisted of the following:

	12/31/2008	12/31/2007
Purchased land rights	$-	$3,613,293

Accumulated amortization	-	(308,517)

Intangible assets	$-	$3,304,776

The Land use rights was included in the assets sold as part of the sale of ErMaPao, and thus is not contained in the Company’s balance sheet as of December 31, 2008.  The 2008 and 2007 expenses included $114,906 and $139,444 of costs which pertain to Discontinued Operations.

b)	Identified intangible assets

As of December 31, 2008 and December 31, 2007, intangible assets pertaining to the valuation attributed to the customer relationships, acquired as part of the acquisition of Dalian Huiming, are as following:

	12/31/2008	12/31/2007
Customer relationships	$1,100,000	$-

Accumulated amortization	(44,000)	-

Intangible assets	$1,056,000	$-

During the years ending December 31, 2008 and December 31, 2007, amortization expense was $44,000 and $0, respectively.

The projected future amortization is as following:

2009	$176,000
2010	$176,000
2011	$176,000
2012	$176,000
2013	$176,000
Thereafter	$176,000

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 8 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after one year of service. In general, all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 9 – DUE TO RELATED PARTIES

The Company has become indebted to a shareholder for advances the shareholder made to third parties on behalf of the Company. As of December 31, 2008 and December 31, 2007 the Company owed $830,842 and $364,865 respectively to such shareholder. The amount is also evidenced by a non-interest bearing promissory note payable upon demand.

As of December 31, 2008, the Company owed $2,800,000 to one related party, Shenzhen Kaibite Network Technology Co., Ltd. which is a subsidiary of one of the Company’s shareholders (First Capital Limited). The amount is evidenced by a non-interest bearing promissory note payable upon demand.

On February 25, 2008, the Company obtained funding from a shareholder (Mr. Xirong Xu) in the amount of $6,216,000 connected with the acquisition of the Bellisimo Vineyard on February 29 2008. The amount is also evidenced by a non-interest bearing promissory note payable upon demand. On September 4, 2008, the Company issued 18,282,353 shares, representing approximately 25%, of its outstanding common stock, to Mr. Xirong Xu in exchange for the surrender and cancellation of this promissory note in the principal amount.  The gain on debt conversion is discussed in Note 16.

On September 4, 2008, the Company issued 3,326,103 shares, representing approximately 4.5%, of its outstanding common stock, to First Capital Limited in exchange for the surrender and cancellation of its promissory note in the principal amount of $ 1,130,875. The indebtedness evidenced by this note represents amounts advanced by First Capital Limited to pay accounts payable on behalf of the Company. The gain on debt conversion is discussed in Note 16.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 10 – MORTGAGE PAYABLE

As discussed in Note 6, in February 2008 the Company purchased the assets of the Bellisimo Vineyard.  This was in part financed by a mortgage funded by Trans America Life insurance Company in the amount of $8,515,000. This mortgage is amortized monthly over a 20 year term, with an interest rate initially set at 7.70%, with rate adjustments every four years. The long-term and short-term amounts pertaining to this mortgage as of December 31, 2008 were $8,161,705 and $198,854, respectively.

Projected future payments are as follows:

2009	$198,854
2010	$214,717
2011	$231,847
2012	$250,343
2013	$270,314
Thereafter	$7,194,484

Note 11 - INCOME TAXES

The Company is subject to the Income Tax Laws of the PRC. The tax provisions of $6,975,212 for the year ended December 31 2008 pertain to PRC taxes. Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is now at a statutory rate of 25%. Until December 31, 2007, the Company enjoyed an exemption from this tax because of its involvement in agricultural production and in the PRC Urban Labor and Employment Services Program. As of January 1, 2008, a new tax policy became generally applicable to Chinese enterprises, and hence the Company became liable for income tax on Chinese based income at 25%. The Company’s effective 2008 tax rate is higher than the statutory rate as expenses incurred in the US, including those pertaining to the Bellisimo Vineyard, are not deductible for PRC tax purposes, and debt relief of 3 million dollars from controlling shareholder is taxable for Dalian Huiming under China Tax Law, but were not taken as gain in the consolidated financial report.

Due to the uncertainty surrounding the realization of the favorable U.S. tax attributes in future tax returns; we continue to record a full valuation allowance against our otherwise recognizable U.S. net deferred tax assets as of December 31, 2008.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 12 – ACQUISITION

In October 2008, the Company acquired 60% of the outstanding shares of Dalian Huiming Industry Ltd. (“Dalian Huiming”) for a payment equivalent to $10,642,609. With this acquisition the Company has focused on agriculture products trading. The net purchase price reflects the valuation of net identifiable assets and Goodwill acquired, less the noncontrolling interest that continues to be held by a selling shareholder.

The acquisition had been accounted for as a purchase business combination and the results of operations from the acquisition date have been included in the Company’s consolidated financial statements since October 1, 2008 in accordance with GAAP. The allocation of the purchase price was as follows:

Cash acquired	$3,148,940
Accounts receivable	8,806,935
Inventory	5,419,932
Loans to related parties	438,884
Property plant & equipment, and Other assets	12,274
Goodwill	1,602,134
Identifiable intangible asset- Customer relationships	1,100,000
Total Assets Acquired	20,529,099
Less Liabilities Assumed:
Accounts & Income taxes payable	4,100,530
Loans from related parties	1,329,255
Notes payable	1,173,313
Noncontrolling interest	3,283,392
Total Liabilities Assumed	9,886,490
Net Purchase Price	$10,642,609

The excess of purchase price over the identifiable assets acquired and liabilities assumed of $1,602,134 was recorded as Goodwill.  Identifiable intangible assets consisted of the value attributed to the Dalian Huiming’s customer relationships of $1,100,000.

The Goodwill resulted from this acquisition was due to the value attributed to Dalian Huiming by the selling shareholders based on Dalian Huiming’s recent levels and growth of net income.  The computation of the acquired Goodwill was as per the following:

Net Consideration		$10,642,609
Fair value of net tangible assets acquired	7,940,475
Fair value of Identified intangible asset -Customer relationship (Note 7)	1,100,000
		9,040,475
Goodwill		$1,602,134

Goodwill is not expected to be deductible for tax purposes in the PRC, the only jurisdiction in which the Company is paying and expects to pay income taxes.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 12 – ACQUISITION (Continued)

As a result of the completion of this acquisition in October 2008, the Company has consolidated Dalian Huiming in its financial statements since October 1, 2008. During 2008, Dalian Huiming contributed to the Company as following:

October 1, 2008 to December 31 2008
Sales	$14,354,843
Cost of sales	(12,619,527)
Gross Profit	1,735,316
G&A, selling expenses and other operating expenses	(324,030)
Profit before income tax	1,411,286
Income tax *	(1,102,868)
Net Income	308,418
Less income attributed to noncontrolling interest	(123,367)
Net Income attributable to CNOA	$185,051
Basic and diluted weighted average shares	58,515,437
Basic and diluted Earnings Per Share	$0.0032

* There was $ 753,847 of PRC income taxes paid related to the debt relief from the original controlling shareholder

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 13 - COMMITMENTS

The Company leases facilities and equipment under operating leases that have expired, but continue on a month to month basis.  Rental expenses were $41,460 for the year ended December 31, 2008. The Company has no future minimum obligations as of December 31, 2008.

Note 14 - STATUTORY RESERVE

Upon approval from the Board of Directors of Dalian Huiming, the statutory reserve can be used to offset accumulated losses or to increase capital. As of December 31, 2008, the Company had allocated $1,423,933 to these non-distributable reserve funds. Due to the sale of ErMaPao the Company also reduced the statutory reserves by $824,168, the amount that pertained to the statutory reserve amount of ErMaPao. As of December 31, 2007, the statutory reserve fund had exceeded 50% of registered capital and thus no further allocation is required.

Note 15 – CONCENTRATIONS

The Company had two customers who accounted for more than 80% of revenues during the year ended December 31, 2008. Two customers accounted for more than 43% of the Company’s accounts receivable at December 31, 2008.

Five vendors accounted for almost 82% of accounts payable at December 31, 2008. Three vendors accounted for almost 89% of the Company's purchases for the period ending December 31, 2008.

Note 16 – GAIN ON DEBT CONVERSION

On September 4, 2008, the Company issued 18,282,353 shares, representing approximately 25%, of its outstanding common stock, to a shareholder of the Company (Mr. Xirong Xu) in exchange for the surrender and cancellation of his promissory note in the principal amount of $6,216,000 issued in connection with the acquisition of the Bellisimo Vineyard on February 29, 2008. The conversion rate for the transaction, $0.32 per share, represents a slight premium to the 30 day average share price of the common stock, and thus resulted in a gain as follows:

	Shares and rate
Carrying value of the note		$6,216,000
Common stock-shares issued	18,282,353
Common stock-conversion rate	$0.32	5,850,353
Gain on debt conversion		$365,647

On September 4, 2008, the Company issued 3,326,103 shares, representing approximately 4.5%, of its outstanding common stock, to a shareholder of the Company (First Capital Limited) in exchange for the surrender and cancellation of its promissory note in the principal amount of $1,130,875. The indebtedness evidenced by this note represents amounts advanced to pay accounts payable. The conversion rate for the transaction, $0.32 per share, represents a slight premium to the 30 day average share price of the common stock, and thus resulted in a gain as follows:

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 16 – GAIN ON DEBT CONVERSION (Continued)

	Shares and rate
Carrying value of the note		$1,130,875
Common stock-shares Issued	3,326,103
Common stock-conversion rate	$0.32	1,064,353
Gain on debt conversion		$66,522

Mr. Xirong Xu and First Capital Limited are accredited investors within the meaning of Rule 501 (a) of Regulation D under the Securities Act. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and in the case of Mr. Xirong Xu, Regulation S under the Securities Act.

Note 17 – STOCK WARRANTS, OPTIONS AND COMPENSATION

On February 6, 2008, the Company committed to issue warrants to purchase 1,000,000 shares of the Company’s stock at a price of $1.39 to its investor relations firm as part of a consulting agreement. The warrants were valued using the Black-Scholes option-pricing model which assumed 135% volatility, a term of the warrant of three years, a risk free rate of 3% and a dividend yield of 0%. These warrants can be exercised through the third anniversary of the date of the Agreement, and vest in 12 quarterly installments in equal amounts beginning in the second quarter of 2008. Based on the EITF 96-18, this consulting expense for these services is recognized on a straight line basis over the one year period of the related consulting contract, and the related expense for the year ended December 31, 2008 is $280,100.

Warrants Outstanding as of December 31, 2008:

	Total Warrants	Exercise Price ($)	Date of Expiration
Outstanding, December 31, 2007	350,000	$1.50	April-09
Granted on February 6, 2008	1,000,000	1.39	February-11
Exercised in 2007	-
Outstanding, December 31, 2008	1,350,000	$1.39-$1.50

Note 18 – DISCONTINUED OPERATIONS

On September 25, 2008, the Company entered into a Stock Transfer Agreement with Bothven Investments Limited ("Bothven"), pursuant to which the Company agreed to sell to Bothven all of the shares of its subsidiary, Jilin Songyuan City ErMaPao Green Rice Limited, for  a non-interest bearing note receivable from Bothven in the amount of $8,700,000, as discussed in Note 4. The sale was completed on October 7, 2008, with an effective date of September 30, 2008. See Note 19 for the amended payment terms.

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 18 – DISCONTINUED OPERATIONS (Continued)

The gain on the sale of ErMaPao was as follows:

Consideration	$8,700,000
Net book value of ErMaPao	(7,765,806)
Gain on disposal	$934,194

The following table summarized the operating results of the Discontinued Operations for the years ended December 31, 2008 and 2007 respectively:

	2008	2007
Sales	$4,536,142	$44,500,003
Cost of sales	(2,977,670)	(29,452,694)
Gross profit	1,558,472	15,047,309
Operating expenses	(314,713)	(1,554,719)
Income from discontinued operations before income tax	1,243,759	13,492,590
Income tax	(309,722)	-
Net Income	$934,037	$13,492,590

The Company reached the decision to sell ErMaPao based on the following factors:

•	ErMaPao’s sale revenue had dropped dramatically in the first half year of 2008.
•	There was limited room to expand the green agriculture business in the area where ErMaPao is located.
•
Until December 31, 2007, the Company enjoyed an exemption from income tax because of its involvement in agricultural production and in the PRC Urban Labor and Employment Services Program. As of January 1, 2008, a new tax policy became generally applicable to Chinese enterprises, and thus the Company became liable for income taxes at the 25% rate.

•	Pricing competition among local growers was adversely impacting the gross margins.
•	Increasing transportation costs.

Per FASB 144, ErMaPao is presented as Discontinued Operations in the Statements of Operations and Cash Flows.

Note 19 – SUBSEQUENT EVENTS

On March 18, 2009, Bothven signed the Extension Payment Agreement with the Company wherein it was agreed that Bothven will pay the $8,700,000 due resulting from its purchase of ErMaPao in three installments of 30% in July 2009, 30% in September 2009 and 40% in October 2009. As of November 30, 2009, the Company received entire amount due of $8,700,000 on the sale of ErMaPao.

On June 3rd 2009 the licensing agreement between Red Wine Saga Company, Ltd. and Far East Wine Company Ltd was amended to eliminate the quarterly installments until such time as the Company begins to deliver wine for sale under the Bellisimo brand.

On December 21, 2009, China Organic Agriculture, Inc. (the “Company”), through Ankang Agriculture Co., Ltd., an indirect wholly owned subsidiary, entered into a stock purchase agreement to acquire 1,800,000 shares, representing approximately 60% of the capital stock, of Changbai Eco-Beverage Co., Ltd. (“Changbai”) from Mr. Hongjun Ma for $10,250,403  (70 Million RMB).

CHINA ORGANIC AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 19 – SUBSEQUENT EVENTS (Continued)

As of December 31, 2008, the Company owed $2,800,000 to one related party, Shenzhen Kaibite Network Technology Co., Ltd. which is a subsidiary of one of the Company’s shareholders (First Capital Limited). The amount is evidenced by a non-interest bearing promissory note payable upon demand and was paid in second quarter of 2009.

DALIAN HUIMING INDUSTRY LTD.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

MORGENSTERN, SVOBODA & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Dalian Huiming Industry Ltd.

We have reviewed the accompanying balance sheet of Dalian Huiming Industry Ltd. as of September 30, 2008, and the statement of income for the nine months then ended, and the statement of cash flows and shareholders' equity for the nine months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

Morgenstern, Svoboda & Baer CPA's P.C.
Certified Public Accountants

New York, N.Y.
October 31, 2008

DALIAN HUIMING INDUSTRY LTD.
BALANCE SHEETS

	9/30/2008	12/31/2007
ASSETS	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$3,148,940	$34,828
Accounts receivable, net	8,806,935	8,608,600
Other receivable	8,213	389,427
Due from related parties	438,884	-
Inventory	5,419,932	5,770,841
Trade deposits	-	988,484
Total Current Assets	17,822,904	15,792,180

Property & equipment, net	4,061	1,104

Total Assets	$17,826,965	$15,793,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Notes payable	$1,173,313	$1,165,182
Accounts payable and accrued expenses	3,186,291	5,017,807
Customer deposits	-	1,457,807
Income tax payable	411,542	202,474
Due to related parties	4,344,642	2,016,196
Other payables	-	468,814
Total Current Liabilities	9,115,788	10,328,280

Stockholders' Equity

Registered capital	1,865,040	1,865,040
Statutory reserve	502,697	502,697
Other comprehensive income	808,660	329,039
Retained earnings	5,534,780	2,768,228
Total Stockholders' Equity	8,711,177	5,465,004
Total Liabilities and Stockholders' Equity	$17,826,965	$15,793,284

The accompanying notes are an integral part of these financial statements.

DALIAN HUIMING INDUSTRY LTD.
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDING SEPTEMBER 30,

	2008	2007

Sales, net	$33,884,929	$30,538,725

Cost of sales	29,548,411	26,174,640
Gross profit	4,336,518	4,364,085

General and administrative expenses	506,277	771,478
Income from operations	3,830,241	3,592,607

Other (Income) Expense
Interest (income)	(25,511)	(2,723)
Interest expense	136,819	260,447
Other expense	30,197	15,663
Total Other (Income) Expense	141,505	273,387
Income before income taxes	3,688,736	3,319,220

Provision for income taxes	922,184	1,095,343
Net income	$2,766,552	$2,223,878

Statement of Comprehensive Income

Net income	$2,766,552	2,223,878
Foreign currency translation adjustment	479,621	234,776
Comprehensive income	$3,246,173	$2,458,654

The accompanying notes are an integral part of these financial statements.

DALIAN HUIMING INDUSTRY LTD.
STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDING SEPTEMBER 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,766,552	$2,223,878
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	738	770
Provision for bad debts	(26,467)	(7,091)
Accounts receivables	(823,846)	4,494,621
Inventory	728,890	979,890
Trade deposits	1,021,864	-
Other receivable and advances	(7,936)	1,749,535
Due from related parties	(6,773)	-
Accounts payable and accrued expenses	(788,742)	(4,394,745)
Customer deposits	(1,507,036)	-
Due to related parties	2,113,583	-
Other payables	(484,646)	(1,978,930)
Income taxes payable	188,327	335,354
Total Adjustments	407,956	1,179,404
Net cash provided by operating activities	3,174,508	3,403,281

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(3,695)	(1,961)
Net cash used by investing activities	(3,695)	(1,961)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds /(repayments) of notes payable, net	(70,855)	1,330,212
Net cash provided / (used) by financing activities	(70,855)	1,330,212

Effect of exchange rate changes on cash and cash equivalents	14,154	161,696

Net change in cash and cash equivalents	3,114,112	4,893,228
Cash and cash equivalents, beginning balance	34,828	736,032
Cash and cash equivalents, ending balance	$3,148,940	$5,629,260

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$733,918	$759,989
Interest payments	$136,819	$270,619

Other non-cash transactions
Transfer of assets to related party	$1,185,475	$-
Transfer of liabilities to related party	(1,305,547)	-
Assumption of net liabilities by related party	(120,072)	-

The accompanying notes are an integral part of these financial statements.

DALIAN HUIMING INDUSTRY LTD.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

	Registered Capital	Other Comprehensive Income	Statutory Reserve	Retained Earnings	Total Stockholders' Equity
Balance December 31, 2007	$1,865,040	$329,039	$502,697	$2,768,228	$5,465,004
Foreign currency translation adjustments		479,621			479,621
Transfer to statutory reserve
Net Income for nine months ended September 30, 2008				2,766,552	2,766,552
Balance September 30, 2008	$1,865,040	$808,660	$502,697	$5,534,780	$8,711,177

The accompanying notes are an integral part of these financial statements

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 1 - ORGANIZATION

Dalian Huiming Industry LTD. (the “Company”) obtained its business license on July 31, 2001.  It changed its registration name from Dalian F.T.Z. Huiming Trade Co., LTD on May 8, 2008.  The Company is in the business of international and domestic trade in the purchase and wholesale distribution of grain, principally, corn, soybeans and wheat.  As of September 30, 2008, the owners are Mr. Peng Huang (46.7%), Mr. Xinbo Huang (3.9%), and Reilong Group (49.4%).

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi, however the accompanying consolidated financial statements have been translated and presented in United States Dollars.

Translation Adjustment

As of September 30, 2008, the accounts of the Company were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (“CNY”). Such financial statements were translated into U.S. Dollars (“USD”) in accordance with Statement of Financial Accounts Standards No. 52, “Foreign Currency Translation” (“SFAS No. 52”), with the CNY as the functional currency. According to SFAS No. 52, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income,” as a component of shareholders’ equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Risks and Uncertainties

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful accounts amounted to $0 and $25,063 at September 30, 2008 and December 31, 2007 respectively.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of September 30, 2008 and December 31, 2007, inventory consisted of finished goods valued at $5,419,932 and $5,770,841.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Office Equipment	5 years

As of September 30, 2008 and December 31, 2007, Property, Plant & Equipment consist of the following:

	September 30, 2008	December 31, 2007
Office equipment	$5,792	$2,096

Accumulated depreciation	(1,731)	(992)
	$4,061	$1,104

For the nine months ending September 30, 2008 and 2007, depreciation expenses were $738 and $770 respectively.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2008, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition.” Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with the Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

DALIAN HUIMING INDUSTRY LTD.
 NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts. As a consequence, the Company believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent Accounting Pronouncements

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (“FIN No. 48”).  FIN No. 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition, and clearly scopes income taxes out of SFAS No. 5, “Accounting for Contingencies.”  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  The Company believes this will not have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS No. 157, “Fair Value Measurements.”  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.

Accordingly, this Statement does not require any new fair value measurements.  However, for some entities, the application of this Statement will change current practice.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The management is currently evaluating the effect of this pronouncement on financial statements.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.  An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007.  However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements.

a.	A brief description of the provisions of this Statement
b.	The date that adoption is required
c.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  The Company believes that the adoption of these standards will have no material impact on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”).  SAB 108 was issued to provide interpretive guidance on how the effects of the carryover reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB 108 are effective for the Company for its December 31, 2006 year-end.  The adoption of SAB 108 had no impact on the Company’s financial statements.

In February, 2007, FASB issued SFAS No. 159, ‘The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.”  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The management is currently evaluating the effect of this pronouncement on financial statements.

In December, 2007, FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements.”  This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009.  Management is currently evaluating the effect of this pronouncement on financial statements.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March, 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows.  Management is currently evaluating the effect of this pronouncement on financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This Statement will provide a framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities.  With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature. SFAS No. 162 was superseded by the Generally Accepted Accounting Principles Topic of the FASB Accounting Standards Codification (“ASC 105”). The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

Note 3- NOTES PAYABLE

The following summarizes the notes payable as of September 30, 2008 and December 31, 2007:

	09/30/08	12/31/2007
Huaxia Bank	$1,173,313	-
Term of note calls for interest at 8.964% with loan period from 5/12/08 – 4/20/09 collateralized by soybeans
Changtu Jinjia Grain Depot Co., LTD	-	$1,165,182
Term of note calls for interest at 5.31% with principal due 6 months from March 2007

Total Short Term Notes	$1,173,313	$1,165,182

Note 4 - COMPENSATED ABSENCES

Regulation 45 of the local labor law of the People’s Republic of China (“PRC”) entitles employees to annual vacation leave after 1 year of service. In general, all leave must be utilized annually, with proper notification.  Any unutilized leave is cancelled.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008
Note 5 - INCOME TAXES

Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) is at a statutory rate of 25%. The statutory rate was 33% in 2007, which was comprised of 30% national income tax and 3% local income tax.

The following is a reconciliation of income tax expense:

09/30/2008	International	Total
Current	$922,184	$922,184
Deferred	-	-
Total	$922,184	$922,184
09/30/2007
Current	$1,095,343	$1,095,343
Deferred
Total	$1,,095,343	$1,095,343

In June 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (“FIN No. 48”).  FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  It also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective January 1, 2007, the Company adopted the provisions of FIN No. 48, as required.  As a result of implementing FIN No. 48, there has been no adjustment to the Company’s financial statements and the adoption of FIN No. 48 did not have a material effect on the Company’s financial statements for the period ending September 30, 2008.

Note 6 – COMMITMENTS & CONTINGENCIES

The Company has two leases for office space and office management that run from December 1, 2007 through December 31, 2008. The remaining lease obligation is $3,702.  For the nine months ending September 30, 2008 and 2007, rent expenses were $20,399 and $0.

The Company had guarantee arrangements for two parties through two PRC banks.  These guarantees extend through June 2009.  The value of the sponsion at September 30, 2008 totaled $3,794,201.

Note 7 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public welfare fund reserve was limited to 50 percent of the registered capital.  Effective January 1, 2006, there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of September 30, 2008, the Company had allocated $502,697 to these non-distributable reserve funds.

DALIAN HUIMING INDUSTRY LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 8 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders’ equity, at September 30, 2008 and 2007, are as follows:

	Nine Months Ended September 30,
	2008	2007
Balance at December 31, 2007 and 2006	$329,039	$61,310
Foreign currency translation adjustment	479,621	234,776
Balance at September 30, 2008 and 2007	$808,660	$296,086

Note 9 – MAJOR CUSTOMERS AND CREDIT RISK

Two customers accounted for more than 10% of the Company’s accounts receivable and at September 30, 2008, they accounted for 56% of accounts receivable.  Five vendors accounted for more than 10% of the Company’s accounts payable and at September 30, 2008, they comprised 87% of accounts payable.

One customer accounted for more than 10% of the Company’s accounts receivable and at September 30, 2007, the customer accounted for 27% of accounts receivable.  One vendor accounted for more than 10% of the Company’s accounts payable and at September 30, 2007, they comprised 65% of accounts payable.

Three customers accounted for more then 50% of the Company’s sales for the nine months ending September 30, 2008.  A fourth customer, a related party, accounted for an additional 9% of sales.  For the nine months ending September 30, 2008, four vendors accounted for more than 82% of purchases.

Note 10 – RELATED PARTIES

The Company’s financial statements reflect balances to related parties.  At September 30, 2008, the balance due to related parties was $4,344,642. The balance due from a related party was $438,884.

In February 2008, the Company entered into an agreement to transfer certain assets totaling $1,185,475 and certain liabilities totaling $1,305,547 over to the related parties.  The net effect should have been a payment by the Company to related parties of $120,072. As of September 30, 2008, the Company has completed this transfer.

The Company had guarantee arrangements for one related party through a PRC bank. The value of the sponsion at September 30, 2008 totaled $3,794,201. These guarantees extend through June 2009.

Note 11 – SUBSEQUENT EVENTS

On September 29, 2008, the shareholders of all of the outstanding capital stock of the Company entered into a Share Purchase Agreement with China Organic Agriculture, Inc. In consideration of an aggregate of $10,600,000, each of the shareholders will assign to China Organic Agriculture, Inc 60% of his or its shares of the Company, which in the aggregate will represent 60% of the shares then outstanding. The closing occurred on October 31, 2008.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA ORGANIC AGRICULTURE, INC.

Date: January 27, 2010	By:	/s/ Jinsong Li
Jinsong Li
Chief Executive Officer